COMMENCEMENT DATE AGREEMENT
(Fresh Thyme Store No. 108RIV)
River Forest, IL

This COMMENCEMENT DATE AGREEMENT ("Agreement"), is made as of this 6th day of June 2017, by and between 7501 W. NORTH AVENUE, LLC, an Illinois limited liability company ("Landlord") and LAKES VENTURE, LLC, a Delaware limited liability company ("Tenant").

RECITALS

A. Landlord and Tenant entered into a Lease dated November 14, 2014, a First Amendment to Lease dated June 2, 2015, and a Second Amendment to Lease dated September 15, 2016 (collectively, the "Lease"), for certain retail premises located at 7501 W. North Avenue, River Forest, Illinois (the "Premises").

B. Pursuant to the Lease, Landlord and Tenant agreed to enter into an agreement setting forth certain information relating to the Lease.

AGREEMENT

In consideration of the Lease and the mutual agreements set forth therein, Landlord and Tenant agree as follows:

1. All capitalized terms used but not defined in this Agreement will have the meaning set forth for such terms in the Lease.

2. The New Delivery Date occurred on January 13, 2017. The Commencement Date is June 20, 2017. The Main Term of the Lease expires on June 30, 2032, with Tenant entitled to 4 Renewal Options of 5 years each.

3. The date by which Tenant must give Landlord notice of Tenant's exercise of the first Renewal Option is January 2, 2032, and the first Option Period will commence on July 1, 2032, and expire on June 30, 2037.

4. The date by which Tenant must give Landlord notice of Tenant's exercise of the second Renewal Option is January 1, 2037, and the second Option Period will commence on July 1, 2037, and expire on June 30, 2042.

5. The date by which Tenant must give Landlord notice of Tenant's exercise of the third Renewal Option is January 1, 2042, and the third Option Period will commence on July 1, 2042, and expire on June 30, 2047.

6. The date by which Tenant must give Landlord notice of Tenant's exercise of the fourth Renewal Option is January 1, 2047, and the fourth Option Period will commence on July 1, 2047, and expire on June 30, 2052.

7. The dates set forth in this Agreement will be conclusive of the information set forth herein. Except as modified by this Agreement, the Lease has not been amended or modified, and as modified by

this Agreement, the parties ratify and confirm the Lease as being in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

LANDLORD

7501 W. NORTH AVENUE, LLC,
an Illinois limited liability company

By: [signature]
Name: GARY HUNTER
Title: VICE PRESIDENT

TENANT

LAKES VENTURE, LLC,
a Delaware limited liability company

By: [signature] Fran C. Windsor
Name: Fran C. Windsor
Title: Senior Vice President – General Counsel